EXHIBIT 99.1

Technical Communications Corporation Reports Results for the Quarter and Six Months Ended March 28, 2020 and Announces Order Valued at $1.85 Million for Secure Military Communications

CONCORD, Mass., May 27, 2020 (GLOBE NEWSWIRE) -- Technical Communications Corporation (NasdaqCM: TCCO) today announced its results for the quarter and six months ended March 28, 2020. For the quarter ended March 28, 2020, the Company reported a net loss of $(361,000), or $(0.20) per share, on revenue of $723,000, compared to net income of $173,000, or $0.09 per share, on revenue of $1,928,000 for the quarter ended March 30, 2019. For the six months ended March 28, 2020, the Company reported a net loss of $(842,000), or $(0.46) per share, on revenue of $1,389,000, compared to a net loss of $(75,000), or $(0.04) per share, on revenue of $3,041,000 for the quarter ended March 30, 2019.

Carl H. Guild Jr., President and CEO of Technical Communications Corporation, commented, “During the Company’s first six months of 2020, revenue bookings slowed due to delays on several projects and the associated field testing that was required. In January, the negative effects of the COVID-19 pandemic began to adversely impact our foreign customers’ operations, causing project flow to effectively shut down. As of this date, there are indications that procurement action is resuming, albeit slowly. We expect that the pre-virus projects remain viable and look to resume field testing and project capture during the next six months.”

Also, the Company received an order in May valued at $1.85 million from ADS, Inc. for the Company’s DSP9000 and HSE6000 encryption systems. This order is in support of a foreign military sales contract between the U.S. government and a Middle Eastern government.  Delivery of the equipment and training services are expected to occur over the next six months.

Commenting on the contract award, Carl H. Guild, Jr. said, “This order is an add-on to a contract on which we initially began deliveries in September 2019. We are pleased that our customer has again selected TCC systems to secure its military communications network. We believe the combination of our quality systems, commitment to meeting unique requirements, and full lifecycle services have fostered this longstanding relationship. We also expect additional follow-on sales as our customer continues to expand its network.”

About Technical Communications Corporation

For over 50 years, TCC has specialized in superior-grade secure communications systems and customized solutions, supporting our CipherONE® best-in-class criteria, to protect highly sensitive voice, data and video transmitted over a wide range of networks. Government entities, military agencies and corporate enterprises in 115 countries have selected TCC's proven security to protect their communications. Learn more: www.tccsecure.com.

Statements made in this press release or as may otherwise be incorporated by reference herein that are not purely historical constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include but are not limited to statements regarding anticipated operating results, future earnings, and the ability to achieve growth and profitability. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, including but not limited to the impact of the COVID-19 pandemic (including on customers) and governmental responses thereto; the effect of domestic and foreign political unrest; domestic and foreign government policies and economic conditions; changes in export laws or regulations; changes in technology; the ability to hire, retain and motivate technical, management and sales personnel; the risks associated with the technical feasibility and market acceptance of new products; changes in telecommunications protocols; the effects of changing costs, exchange rates and interest rates; and the Company's ability to secure adequate capital resources. Such risks, uncertainties and other factors could cause the actual results, performance or achievements of the Company, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. For a more detailed discussion of the risks facing the Company, see the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended September 28, 2019 and its Quarterly Report on Form 10-Q for the quarter ended December 28, 2019 and the “Risk Factors” section included therein.

Technical Communications Corporation

Condensed consolidated statements of operations
	Quarter Ended
	3/28/2020 (Unaudited)	3/30/2019 (Unaudited)
Net revenue	$723,000	$1,928,000
Gross profit	309,000	799,000
S, G & A expense	513,000	595,000
Product development costs	157,000	36,000
Operating (loss) income	(361,000)	168,000
Net (loss) income	(361,000)	173,000
Net (loss) income per share:
Basic	$(0.20)	$0.09
Diluted	$(0.20)	$0.09

	Six Months Ended
	3/28/2020 (Unaudited)	3/30/2019 (Unaudited)
Net revenue	$1,389,000	$3,041,000
Gross profit	618,000	1,199,000
S, G & A expense	1,097,000	1,140,000
Product development costs	362,000	144,000
Operating loss	(842,000)	(85,000)
Net loss	(842,000)	(75,000)
Net loss per share:
Basic	$(0.46)	$(0.04)
Diluted	$(0.46)	$(0.04)

Condensed consolidated balance sheets

	3/28/2020	9/28/2019
	(Unaudited)	(derived from audited financial statements)
Cash and cash equivalents	$607,000	$1,593,000
Accounts receivable - trade	228,000	126,000
Inventory	1,032,000	1,042,000
Other current assets	108,000	118,000
Total current assets	1,975,000	2,879,000

Property and equipment, net	26,000	38,000
Right-of-use asset	633,000	-

Total assets	$2,634,000	$2,917,000

Current operating lease liability	$149,000	$-
Accounts payable	48,000	355,000
Accrued expenses and other current liabilities	549,000	342,000
Total current liabilities	746,000	697,000

Long term operating lease liability	483,000	-

Total liabilities	1,229,000	697,000
Total stockholders’ equity	1,405,000	2,220,000
Total liabilities and stockholders’ equity	$2,634,000	$2,917,000

Michael P. Malone
Chief Financial Officer
(978) 287-5100
www.tccsecure.com